As filed with the Securities and Exchange Commission on November 19, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

pSivida Corp.

(Exact name of registrant as specified in its charter)

Delaware	26-2774444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Pleasant Street

Watertown, MA 02472

(Address of Principal Executive Offices) (Zip Code)

pSivida Corp. 2008 Incentive Plan

(Full title of the plan)

Lori Freedman

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

(Name and address of agent for service)

(617) 926-5000

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Mary E. Weber, Esq.

Ropes & Gray LLP

One International Place

Boston, MA 02110

617-951-7000

617-951-7050 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.001 par value per share	7,000,000 shares	$3.19	$22,330,000	$1,246.01

(1)	The amount to be registered represents (i) an additional 1,000,000 shares of pSivida Corp. common stock authorized for issuance under the pSivida Corp. 2008 Incentive Plan, as amended as of November 19, 2009 (the “Plan”) and (ii) up to an additional 6,000,000 shares of pSivida Corp. common stock that have or may be added pursuant to the “evergreen” provision contained in the Plan. The “evergreen” provision provides that on the first day of each of pSivida Corp.’s fiscal years 2011 through 2018, inclusive, an additional number of shares equal to the least of (a) 750,000 shares of pSivida Corp. common stock, (b) 4% of the number of then outstanding shares of pSivida Corp. common stock and (c) any such lesser number as the compensation committee of pSivida Corp.’s board of directors determines will be added to the number of shares authorized for issuance under the Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of pSivida Corp.’s common stock as may issued to prevent dilution from stock splits, stock dividends and similar transactions.
(3)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated solely for the purpose of determining the registration fee on the basis of the average high and low prices of pSivida Corp.’s common stock as reported by the NASDAQ Global Market on November 13, 2009.

EXPLANATORY NOTE

This Registration Statement registers an additional 7,000,000 shares of pSivida Corp. common stock, $0.001 par value per share, to be offered under the pSivida Corp. 2008 Incentive Plan, as amended as of November 19, 2009. Pursuant to General Instruction E to Form S-8, the contents of pSivida Corp.’s currently effective Registration Statement on Form S-8 (No. 333-152146) are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on the 19th day of November, 2009.

PSIVIDA CORP.

By:	/S/ PAUL ASHTON
Name:	Paul Ashton
Title:	President and Chief Executive Officer (Principal Executive Officer)

By:	/S/ LEONARD S. ROSS
Name:	Leonard S. Ross
Title:	Corporate Controller (Principal Financial and Accounting Officer)

Each of the undersigned hereby constitutes and appoints each of Paul Ashton, Lori Freedman and Leonard S. Ross, in each case acting singly, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of November 19, 2009.

Name		Title

	/S/ PAUL ASHTON	President, Chief Executive Officer and Director (Principal Executive Officer)
Name:	Paul Ashton

	/S/ DAVID MAZZO	Chairman of the Board of Directors and Director
Name:	David Mazzo

	/S/ MICHAEL W. ROGERS	Director
Name:	Michael W. Rogers

	/S/ PAUL A. HOPPER	Director
Name:	Paul A. Hopper

	/S/ PETER G. SAVAS	Director
Name:	Peter G. Savas

	/S/ LEONARD S. ROSS	Corporate Controller (Principal Financial and Accounting Officer)
Name:	Leonard S. Ross

EXHIBIT INDEX

Number	Title of Exhibit

3.1	The pSivida Corp. 2008 Incentive Plan, as amended, is incorporated herein by reference to pSivida Corp. 2008 Incentive Plan, as amended, filed with the definitive proxy statement on Schedule 14A on October 13, 2009.

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24	Powers of Attorney (included on the signature page of this registration statement).